EMPLOYMENT AGREEMENT



     EMPLOYMENT AGREEMENT made as of the 3rd day of September, 1997 between Peter P. Bassermann, an individual residing at 18 Wellesley Dr., Branford, CT 06405 (hereinafter referred to as "Employee") and International Telecommunication Data Systems, Inc., a Delaware corporation, with offices at 225 High Ridge Road, Stamford, Connecticut 06905 (hereinafter referred to as "Corporation").

     WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of Corporation on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

     1. Employment: The Corporation hereby agrees to employ the Employee as President and Chief Executive Officer, and the Employee hereby agrees to function as such for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Board of Directors of the Corporation (the "Board").

     2. Term of Employment: The term of this Agreement shall begin on September 15, 1997 and shall continue in full force and effect until September 14, 2000, unless sooner terminated as provided herein, or unless renewed for additional one year terms by agreement of the parties.

     3. Compensation:

        (a) During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee an annual Base Salary of Two Hundred and Twenty Thousand Dollars ($220,000.00) per annum, payable in arrears at a rate of Eighteen Thousand Three Hundred and Thirty-Three Dollars ($18,333.00) on the last day of each month or more frequently in the discretion of the Board and further subject to increase from time to time as deemed appropriate by the Board. All compensation payable under this Agreement shall be subject to applicable federal and state withholding tax requirements and other deductions approved by Employee.

        (b) For each calendar year during the Term of Employment, Employee is eligible to receive an annual bonus in the discretion of the Board subject to the satisfaction of reasonable performance criteria as shall be established from time to time.

        (c) In addition to the annual base salary described in Section 3(a) hereof, the Corporation grants Employee a right to immediately become eligible to participate in the ITDS Employee Stock Incentive Plan and the Employee Stock Purchase Plan (collectively the "Plan"), copies of which are attached hereto and made a part hereof as Attachment "A," upon the commencement of this Agreement with Corporation. On the execution of this Agreement, Employee shall be entitled to receive options to purchase one hundred thousand (100,000) shares of Common Stock of the Corporation, at market value on the date of grant, vesting over a 4 year period pursuant to the terms of the Plan.

     4. Fringe Benefits:

        (a) Subject to applicable waiting periods and Employee's insurability, Corporation shall provide the Employee, at no cost to Employee, with medical and hospitalization



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insurance coverage similar to that offered to other executive level employees of the Corporation. Subject to applicable waiting periods, during the term hereof, Corporation shall provide the Employee, at no cost to the Employee, with long term disability insurance coverage similar to that offered to other executive level employees of the Corporation.

        (b) Subject to applicable waiting periods, and during the term hereof, Corporation shall provide Employee, at no cost to Employee, with term life insurance coverage on Employee's life equal to twice Employee's base salary to a maximum of One Hundred and Fifty Thousand dollars ($150,000). The proceeds of such life insurance policies shall be payable to Employee's named beneficiary.

        (c) Subject to applicable waiting periods, Employee will be eligible to participate in the Corporation's 401K plan.

        (d) Corporation shall pay the reasonable cost of Employee's mobile telephone service.

     5. Duties and Extent of Services: Upon the execution of this Agreement and throughout its term, the duties of the Employee shall include, but are not limited to the following:

        (a) Provide managerial and executive supervision and support to the Corporation;

        (b) Provide marketing and sales support for the products and services of the Corporation, including but not limited to Customer site visits as required;

        (c) Provide a market and customer development function for the Corporation with regard to the mobile telecommunications industry;

        (d) Such other duties and responsibilities as may be assigned by the Board from time to time.

        (e) Employee will work exclusively for the Corporation during the term of this Agreement, Employee shall exert his best efforts and shall devote no less than the greater of: (i) fifty (50) hours per week, or (ii) the amount of time necessary for Employee to perform his duties with regard to the business and affairs of the Corporation in accordance with this Agreement. During the term of this Agreement, Employee shall not, directly or indirectly, alone or as a member of the partnership, or as an officer, director, shareholder, owner, agent or employee of any other corporation, be engaged in or concerned with any other compensable duties or pursuits whatsoever requiring his personal services without the prior written consent of the Board, which consent may not be unreasonably withheld, provided, however, Employee is not prohibited from participating in telecommunication industry boards or associations related to his employment responsibilities.

     6. Vacation: During each year of the term of this Agreement, the Employee shall be entitled to three (3) weeks' vacation, the time of which shall be determined after consultation with the Board. For purposes of this Section 6, Employee shall be entitled to carry forward any unused vacation time from one period to another.

     7. Termination: The Employee's employment hereunder shall terminate on the date set forth in Section 2 hereof, or sooner upon the occurrence of any of the following events:

        (a) The Employee's death;

        (b) The termination of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee, upon the Employee's incapacity or inability to perform his services as contemplated herein for a period of at least seventy-five (75) consecutive days or an aggregate of one hundred twenty (120) consecutive or non-consecutive days during any twelve (12) month period during the term hereof due to the fact that his physical or mental health shall have become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder; or

        (c) written notice by the Employee to the Corporation of the termination of the Employee's employment hereunder by the Employee after a Change of Control (as hereinafter defined);

        (d) The termination for "cause" of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee. The term "cause," as used herein, shall mean: (i) the Employee's failure to perform his duties and/or services in accordance with the goals and performance standards mutually agreed upon with the Board, (ii) the Employee's willful misconduct or gross negligence in the performance of his duties on behalf of the Corporation, or the Employee's dishonesty in the performance of his duties on behalf of the Corporation, (iii) the neglect, failure or refusal of the Employee to carry out any reasonable request of the Board for the provision of services hereunder, (iv) the material breach of any provision of the Agreement by the Employee or (v) the Employee's plea of guilty or nolo contendere to, or conviction of any crime involving moral turpitude, common law fraud, dishonesty, theft, or unethical conduct;

        (e) Cessation of the Corporation's business.

        In the event of any such termination, Corporation shall pay to Employee such portion of his annual base salary payable to Employee to the date such termination becomes effective, and thereafter Employee shall have no claim for any further compensation hereunder.

     8. Change in Control:

        (a) In the event that the Employee's employment with the Corporation terminates pursuant to clause (c) of Section 7 hereof and such termination occurs within six (6) months following any Change in Control (as hereinafter defined), (I) all unvested stock options and other benefits then held by the Executive shall become fully vested and immediately exercisable and shall remain so for a period of six (6) months thereafter or, if longer, for the period during which such option or other benefit would otherwise be exercisable in accordance with its terms or the terms of the applicable plan, and (ii) Employee shall be entitled to thirty-six (36) months of Base Salary in a single lump sum within thirty (30) calendar days after the Employee's termination of employment.

        (b) Change in Control shall mean (I) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of (A) the Corporation, or (B) any subsidiary of the Corporation to which the Corporation shall have transferred all or substantially all of its business, is transferred to any party or affiliated group of parties,
(ii) any merger or consolidation of the Corporation (or a subsidiary of the Corporation of the type described in clause (i)(B) above) with any other business entity, at the

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conclusion of which transaction the persons who were holders of all the voting stock of the Corporation immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction, or (iii) any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation (or a subsidiary of the type described in clause (i)(B) above); provided that a Change of Control shall not include any such transaction resulting from the sale of stocks pursuant to the Corporation's initial public offering of securities under the Securities Act of 1933.

     9. Restrictions On Employee: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment by Corporation for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Corporation to leave the employ of Corporation.

     10. Covenant Not To Compete: During the period commencing on the date hereof, and ending one (1) year after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, directly or indirectly engage in, associate with, or own or control any interest in, or act as principal, director, officer, agent, or employee of, or consultant to: (i) Cincinnati Bell Information Systems, Systematics, Saville Systems, Cable Services Group, Computer Sciences Corporation, Electronic Data Systems, Alltel, Comsoft, LHS, Danet, Subscriber Computing, H.O. Software, Baja Systems or their successors or assigns, or (ii) any person, firm or corporation, located in the eastern third of the United States, whose activity is (a) a venture or business, substantially similar to that of Corporation and/or (b) which is in competition with the Corporation. Notwithstanding anything to the contrary contained herein, to the extent Corporation (i) makes an absolute assignment of the bulk of its assets for the benefit of creditors, (ii) consents to the appointment of a bankruptcy trustee,
(iii) institutes bankruptcy proceedings or (iv) experiences a cessation of business, the provisions of this Section 10 shall lapse.

     11. Proprietary Information:

        (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Corporation or any entity in which Corporation has an ownership interest that has not previously been publicly released by duly authorized representatives of Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, customer information, customer lists, and all methods, concepts or ideas in or reasonably related to the business of Corporation or any entity in which Corporation has an interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other physical form. The Employee will not, without written authority from Corporation to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information. The Employee agrees not to remove from the premises of Corporation or any subsidiary or affiliate of Corporation, except as an employee of Corporation in pursuit of the business of Corporation or any of its subsidiaries, affiliates or any entity in which Corporation has an ownership interest, or except as specifically permitted in writing by Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else during the term of him employment with Corporation, are the exclusive property of Corporation.

        (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights and developments hereafter to the end of the period of employment hereunder developed by Employee as a result of, or in connection with, his employment hereunder, shall belong to Corporation; and without further compensation, but at Corporation's expense, forthwith upon request of Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all Employee's right, title and interest in and all of the aforesaid items, free and clear of liens, charges and encumbrances.

        (c) The Employee expressly agrees that the covenants set forth in Sections 9, 10, and 11 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

     12. Injunctive Relief: The Employee acknowledges that the injury to Corporation resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

     13. Representation of Employee: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

     14. Parties; Non-Assignability: As used herein, the term "Corporation" shall mean and include Corporation and any subsidiary or affiliate thereof and any successor thereto unless the context indicates otherwise. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on Corporation.

     15. Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect thereto.

     16. Amendment or Alteration: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     17. Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, except a provision of that law which would refer resolution of any issue to another jurisdiction. The forum for resolution of any dispute shall be the State of Connecticut.

     18. Waiver of Breach: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

     19. Binding Effect: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



CORPORATION:

INTERNATIONAL TELECOMMUNICATION
DATA SYSTEMS, INC.



By   /s/ Charles L. Bakes
     -------------------------
     Charles L. Bakes
     President



EMPLOYEE:


/s/ Peter P. Bassermann
-------------------------------
Peter P. Bassermann

                                  AMENDMENT TO

                              EMPLOYMENT AGREEMENT


     This Amendment to the Employment Agreement dated as of September 3, 1997 between Peter P. Bassermann ("Employee") and International Telecommunication Data Systems, Inc. ("Corporation") is hereby effective January 1, 1998 as follows:

     1. Section 2 is hereby deleted and replaced with the following:

     "2. Term of Employment: The term of this Agreement shall begin on January 1, 1998 and shall continue in full force and effect until December 31, 2000, unless sooner terminated as provided herein, or unless renewed for additional one year terms by agreement of the parties."

     2. Section 3(a) is hereby deleted and replaced with the following:

     "(a) During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee an annual Base Salary of Two Hundred and Seventy-Five Thousand Dollars ($275,000.00) per annum, payable in arrears at a rate of Twenty-Two Thousand Nine Hundred and Sixteen Dollars ($22,916.00) on the last day of each month or more frequently in the discretion of the Board and further subject to increase from time to time as deemed appropriate by the Board. All compensation payable under this Agreement shall be subject to applicable federal and state withholding tax requirements and other deductions approved by Employee."

     3. Section 8 is hereby deleted and replaced with the following:

     "8. Change in Control.

     (a) In the event of a Change in Control (as hereinafter defined), (i) all unvested stock options and other benefits shall become fully vested and immediately exercisable and shall remain so for a period of six months thereafter or, if longer, for the period during which such option or other benefit would otherwise be exercisable in accordance with its terms or the terms of the applicable plan and (ii) Employee shall be entitled to thirty-six (36) months of Base Salary in a single lump sum payout within thirty (30) days after the Change in Control; provided, however, that prior to the occurrence of the Change in Control the Employee may elect to defer payment of any amounts payable pursuant to this Section until the calendar year beginning at least 30 days after the Change in Control.

     (b) Change in Control shall mean (i) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of (A) the Corporation or (B) any subsidiary of the Corporation to which the Corporation shall have transferred all or substantially all of its business, is transferred to any party or affiliated group of parties,
(ii) any merger or consolidation of the Corporation (or a subsidiary of the Corporation of the type described in clause (i)(B) above) with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of the Corporation immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction, or (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation (or a subsidiary of the type described in clause (i)(B) above).

     (c) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (i) is deemed to be in connection with a Change in Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, its successors, any person whose actions result in a Change in Control or any corporation ("Affiliates") affiliated (or which, as a result of the completion of the transactions causing a Change in Control will become affiliated) with the Corporation within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with the payments and benefits pursuant to this Agreement if deemed to be paid pursuant to a Change in Control, "Total Payments") and (ii) is determined by the Corporation's independent certified accounting firm (the "Tax Advisor") that an excise tax is payable by Employee under Section 4999 of the Code, then the Corporation will pay to the Employee additional compensation which will be sufficient to enable Employee to pay such excise tax as well as the income tax, medicare tax and excise tax on such additional compensation, such that, after the payment of income, medicare and excise taxes, Employee is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable. The additional compensation required by this Section 8(c) will be paid to Employee promptly after the date or dates on which the amount of such additional compensation is determinable, in whole or in part by the Tax Advisor."


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 1st day of January, 1998.



INTERNATIONAL TELECOMMUNICATION              EMPLOYEE
DATA SYSTEMS, INC.


By  /s/ Charles L. Bakes                     /s/ Peter P. Bassermann
    -------------------------                ------------------------
        Charles L. Bakes                         Peter P. Bassermann